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                                                                      EXHIBIT 11
                       UNION PACIFIC RESOURCES GROUP INC.

                       COMPUTATION OF EARNINGS PER SHARE
                             (Shares in Thousands)
                                  (Unaudited)

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
                                                                                       Three Months
                                                                                      Ended March 31,
                                                                                      ---------------
                                                                                  1996               1997
                                                                                  ----               ----
Average number of shares outstanding  . . . . . . . . . . . . . . . . . .        248,923            250,096

Average shares issuable on exercise of stock
    options less shares repurchasable from proceeds   . . . . . . . . . .            928                890
                                                                                 -------           --------

Total average number of common and common
    equivalent shares   . . . . . . . . . . . . . . . . . . . . . . . . .        249,851            250,986
                                                                                 =======            =======



Net income (millions) . . . . . . . . . . . . . . . . . . . . . . . . . .        $  59.2            $ 117.2
                                                                                 =======            =======


Earnings per share  . . . . . . . . . . . . . . . . . . . . . . . . . . .        $  0.24            $  0.47
                                                                                 =======            =======
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